AXA Equitable Life Insurance Company MONY Life Insurance Company of America

SECTION C – FINANCIAL QUESTIONNAIRE FORMING PART OF THE APPLICATION FOR LIFE INSURANCE

Complete SECTION I only if the Proposed Insured is **under age 65** and the sum of the Face Amount(s) of *all* concurrent and/or pending applications with the Company checked on page 1 above Section A of the Application and/or any other affiliated companies equals **$2 million or more**.

Complete SECTIONS I *and* II if the Proposed Insured is **age 65 or older** and the sum of the Face Amount(s) of *all* concurrent and/or pending applications with the Company checked on page 1 above section A of the Application and/or any other affiliated companies equals **$2 million or more**.

Provide responses for each Proposed Insured and each Owner(s), as well as each Beneficiary, where applicable. (If additional space is needed, attach additional sheet(s) of paper, which must be signed and dated by the Proposed Insured, Owner, and Financial Professional(s)).

Name of Proposed Insured ____________ Policy # (if known) ____________ Date of Birth ____________ (mm/dd/yyyy)

SECTION I
PERSONAL FINANCIAL STATEMENT OF THE PROPOSED INSURED(S)

1. **Balance Sheet**

Assets		Liabilities	
Description	Amount	Description	Amount
Cash	$	Mortgages	$
Stocks, Bonds, Securities	$	Loans	$
Real Estate (including primary residence)	$	Notes	$
Retirement Plans	$	Other (please specify)	$
Business Equity	$	Other (please specify)	$
Other (please specify)	$	Other (please specify)	$
Other (please specify)	$	Other (please specify)	$
Total	$	Total	$
		Net Worth (total assets – total liabilities	$

2. Income

	Earned Income	Unearned Income				
	Income	Dividends/Interest	Rental Income	Pension/Social Sec.	Other (please specify):	Total
Current Year	$	$	$	$	$	$
Last Year	$	$	$	$	$	$

3. How was the proposed face amount determined for this Application?
State what formula was used (e.g., estate tax calculation, survivor needs, estimated fair market value or book value of the business, capitalization of earnings, etc.); if none, state "None" ____________

4. Do you expect any changes greater than 15% in income or net worth in the next 12 months? ☐ Yes ☐ No
If "Yes," please explain ____________

SECTION II (CONT'D ON NEXT TWO PAGES)
OTHER INFORMATION

"Parties" refers to the following: the Proposed Insured, the Owner or Beneficiary, the Beneficiary of any Trust owning the policy, and/or the Owner of any legal entity owning the policy.

5. Do any of the Parties intend to use or transfer the policy for any type of pre-death financial settlement, such as a viatical settlement, senior settlement, life settlement, or for any other settlement in the secondary market? ☐ Yes ☐ No

6. Will any other person or entity (i.e., a person or entity different than the Owner or Beneficiary initially named in the policy) provide any funding, financing, or guarantees for any premium payment on the policy, or are any potential or alternate sources of funding, financing, or guarantees under consideration? ☐ Yes ☐ No
If "Yes," please submit a copy of all actual or potential funding, financing, or guarantee documents, and a detailed, third party prepared Personal Financial Statement signed by the preparer. The above documents are not required if funding is part of a split-dollar arrangement (1) between the employer and the employee or a corporation and its shareholders, provided that the employment and/or shareholder relationship was not entered into to establish a premium funding arrangement; or (2) between the Proposed Insured and another family member (i.e., in either case, there is no third party unaffiliated entity or non-related individual involved). Please also answer the following questions:
a. State why the premiums will or may be funded or financed, or why other guarantees will or may be provided.
____
____
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SECTION II (CONT’D FROM PREVIOUS PAGE)

OTHER INFORMATION

b. State the name of the other person or entity providing the actual or potential funding, financing, or guarantees and role (i.e., lender, guarantor, etc).

c. State how the actual or potential funding, financing, or guarantees will be repaid, what collateral will be used,

and whether the lender’s or guarantor’s ability to recover is limited to the value of the policy.

d. Will a letter of credit or personal guarantee be posted? Yes No

If ‘‘Yes,’’ please state the details, including details relating to the assets backing the letter of credit.

7. Will any of the Parties have the right or option to transfer any direct or indirect interest in the policy to another Yes No person or entity at a predetermined price or other terms?

If ‘‘Yes,’’ please identify the right or the option and submit a copy of all documents providing for that right or option.

8. a. Will a trust, partnership, or other entity receive or potentially receive any direct or indirect ownership, death Yes No benefits, or other interests or benefits in the policy?

If ‘‘Yes,’’ please submit a copy of all documents that create the trust, partnership or other entity. The above documents are not required if funding is part of a split-dollar arrangement (1) between the employer and the employee or a corporation and its shareholders, provided that the employment and/or shareholder relationship was not entered into to establish a premium funding arrangement; or (2) between the Proposed Insured and another family member (i.e., in either case, there is no third party unaffiliated entity or non-related individual involved).

b. If an employer sponsored split dollar arrangement, please indicate the amount of time the employee or shareholder has been affiliated with the entity: years

9. Has there been any consideration or any written information provided regarding the sale or transfer or potential Yes No sale or transfer to another person, partnership, or other entity of (1) any interest in this policy; or (2) any interest in a trust or other entity that has an interest in this policy?

If ‘‘Yes,’’ please state what has been considered or provided, what action has or may be taken in the future as a result, and attach the written information provided.

10. Have any of the Parties sold or transferred any life insurance policy or an interest therein, within the last Yes No five years?

If ‘‘Yes,’’ please state the details of the transaction including name of each company and the number of years the policy was in effect.

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SECTION II (CONT’D FROM

PREVIOUS PAGE)

11. Has any entity, other than the Company checked on page 1 above section A of the Application, medically Yes No evaluated the Proposed Insured to determine life expectancy or will such an evaluation occur?

If ‘‘Yes,’’ please state who has conducted or will conduct the examination, and when the examination occurred or will occur.

REFERENCES

Please complete this References section if:

the Proposed Insured is under age 70 and the sum of the Face Amount(s) of all concurrent and/or pending applications with the Company checked on page 1 above section A of the Application and/or any other affiliated companies equals $10 million or more;

or

the Proposed Insured is age 70 or older and the sum of the Face Amount(s) of all concurrent and/or pending applications with the Company checked on page 1 above section A of the Application and/or any other affiliated companies equals $5 million or more.

Attorney Accountant

Name, Title Business Address Telephone No.

Has the above-named reference been authorized to release information? Yes No

If ‘‘No,’’ please explain

If you did not provide a reference, please explain

CERTIFICATIONS

State laws prohibit intentional misstatements in connection with any application for insurance. If you make any misstatement in response to the questions in this Financial Questionnaire (including any intentional misstatement regarding the actual or potential funding of premiums, or transfer or sale of this policy), you will be subject to those laws and any penalties that may result.

I (We), as Proposed Insured and Owner, represent that if I (we) enter into any transaction at any time to assign, sell, or otherwise transfer any interest in the policy or any interest in a trust or other entity owning the policy:

(1) I (we) have not relied on any representations by the Company checked on page 1 above section A of the Application and/or any other affiliated companies, or its Agents/Insurance Brokers, regarding the benefits and risks of such a transaction; and

(2) there are no guarantees that I (we) will be successful, and I (we) may incur costs or other disadvantages and risks of such a transaction. The disadvantages and risks of such a transaction include, but are not limited to, the risk of tax consequences, the loss of death benefits, the loss of insurability, or the loss of other rights or interests that I (we) are not aware of.

If additional sheets of paper are attached to this Financial Questionnaire, please indicate the number of additional pages: pages

ICC11-AXA-FIN (rev. 11/11) X03480_ICC